                                                                  EXHIBIT 16.01

             [Original Printed on Letterhead of Arthur Andersen LLP]


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


April 10, 2000

Dear Sir/Madam:

We have read the Change in Accountants section of the Registration Statement on Form SB-2 of eRoom System Technology, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

cc:  Mr. Derek K. Ellis, CFO, eRoom System Technology, Inc.